Exhibit 5.1

Goodwin Procter (UK) LLP Sancroft 10-15 Newgate Street London EC1A 7AZ +44 (0) 20 7447 4200

24 November 2025

Centessa Pharmaceuticals plc

3rd Floor 1 Ashley Road

Altrincham, Cheshire,

United Kingdom, WA14 2DT

Ladies and Gentlemen:

Centessa Pharmaceuticals plc – Prospectus Supplement – Exhibit 5.1

We have acted as English legal advisers to Centessa Pharmaceuticals plc, a public limited company incorporated in England and Wales (the “Company”) in connection with the preparation and filing on the date hereof with the U.S. Securities and Exchange Commission (the “SEC”) of a prospectus supplement (the “Prospectus Supplement”) to the Company’s prospectus dated 11 September 2024 (the “Prospectus”), pursuant to the U.S. Securities Act of 1933, as amended (the “Securities Act”).

The Prospectus Supplement relates to the registration for the issue and sale by the Company of American depositary shares (“ADSs”), each ADS representing one ordinary share at a nominal value of £0.002 per share (the “Ordinary Shares”) (the “Offering” and the Ordinary Shares allotted and issued in connection therewith to Citibank N.A. as the custodian and represented by ADSs, being the “Shares”). The Company has entered into a sales agreement with Leerink Partners LLC (“Leerink”) dated 24 November 2025 (the “Sales Agreement”), pursuant to which the Company may offer and sell its ADSs having an aggregate offering price of up to US$250,000,000 from time to time through Leerink acting as its sales agent.

The sale of any ADSs by the Company pursuant to the Prospectus Supplement will constitute an “at the market offering” as defined in Rule 415(a)(4) promulgated under the Securities Act. The Company’s ADSs are listed on The Nasdaq Global Select Market under the symbol “CNTA”.

1.	INTRODUCTION

1.1	Purpose

In connection with the preparation and filing of the Prospectus Supplement with the SEC pursuant to the Securities Act we have been asked to provide opinions on certain matters, as set out below. We have taken instruction in this regard solely from the Company.

1.2	Defined terms and headings

In this letter:

(a)	capitalised terms used without definition in this letter or the schedules hereto have the meanings assigned to them in the Prospectus Supplement unless a contrary indication appears; and

(b)	headings are for ease of reference only and shall not affect interpretation.

Goodwin Procter (UK) LLP is a limited liability partnership registered in England and Wales with registered number OC362294. Its registered office is at Sancroft, 10-15 Newgate Street London EC1A 7AZ. A list of the names of the members of Goodwin Procter (UK) LLP is available for inspection at the registered office. Goodwin Procter (UK) LLP is authorised and regulated by the Solicitors Regulation Authority. Goodwin Procter (UK) LLP is affiliated with Goodwin Procter LLP, which operates in the United States of America.

Centessa Pharmaceuticals plc

24 November 2025

1.3 Legal review

For the purpose of issuing this letter, we have examined such questions of law as we have considered appropriate to give the opinions set forth in this letter. We have reviewed such documents and conducted such enquiries and searches as we have considered appropriate to give the opinions set forth in this letter, including the following documents and the following enquiries and searches:

(a)	an online search at Companies House in respect of information available for inspection on the Company’s file conducted on 24 November 2025 at 10:46 am (London time);

(b)	an enquiry of the Central Index of Winding Up Petitions, London on 24 November 2025 at 11:06 am (London time) ((a) and (b) together, the “Searches”);

(c)

a certificate dated 24 November 2025 signed by the Chief Executive Officer of the Company (the “Certificate”) relating to certain factual matters as at the date of the Certificate and having annexed thereto copies (certified by the Chief Executive Officer of the Company as being true, complete, accurate and up-to-date in each case) of the following documents:

i.

an executed copy of the print of the resolutions passed by the shareholders of the Company at the Company’s annual general meeting on 20 June 2025 approving, inter alia, the allotment of shares by the directors, or the granting of rights to subscribe for, or to convert any security into, shares on a non-preemptive basis up to an aggregate nominal amount of £133,184 (the “Shareholder Resolutions”);

ii.

an executed copy of the written resolutions of the board of directors of the Company (the “Board”) dated 22 November 2025 (the “Board Resolutions”) at which it was resolved, inter alia: (i) that the Offering be approved in principle; (ii) that the Company be authorised to issue for sale the offered ADSs in accordance with the offer terms set out in the Prospectus Supplement; and (iii) to appoint a committee of the Board with delegated authority to effect the Offering; and

iii.

a PDF copy of the current articles of association of the Company adopted on 2 June 2021 pursuant to a special resolution dated 20 May 2021 (the “Articles”), the certificate of incorporation of the Company dated 26 October 2020 and the certificate of incorporation on re-registration of the Company as a public company dated 14 May 2021; and

(d)	a copy of the Prospectus Supplement filed with the SEC on 24 November 2025.

1.4	Applicable law

This letter, the opinions given in it, and any non-contractual obligations arising out of or in connection with this letter and/or the opinions given in it, are governed by, and to be construed in accordance with, English law as in force on the date of this letter and relate only to English law as applied by the English courts as at today’s date. In particular:

(a)

we have not investigated the laws of any country other than England and we express no opinion in this letter on the laws of any jurisdiction other than England and we assume that no foreign law affects any of the opinions given below. It is assumed that no foreign law which may apply to the matters contemplated by the Prospectus Supplement, the Company, any document or any other matter contemplated by any document would or might affect this letter and/or the opinions given in it;

(b)	we do not undertake or accept any obligation to update this letter and/or the opinions given in it to reflect subsequent changes in English law or factual matters; and

(c)

we express no opinion in this letter on the laws of any jurisdiction other than England. It is assumed that no foreign law which may apply to the matters contemplated by the Prospectus Supplement, the Company, any document or any other matter contemplated by any document would or might affect this letter and/or the opinions given in it.

Centessa Pharmaceuticals plc

24 November 2025

1.5	Assumptions and reservations

The opinions given in this letter are given on the basis of each of the assumptions set out in schedule 1 (Assumptions) to this letter and are subject to each of the reservations set out in schedule 2 (Reservations) to this letter. The opinions given in this letter are strictly limited to the matters stated in paragraph 2 (Opinions) below and do not extend, and should not be read as extending, by implication or otherwise, to any other matters.

It should be understood that we have not been responsible for investigating or verifying the accuracy of any facts or the reasonableness of any statement of opinion or intention contained in or relevant to any Document.

2.	OPINIONS

Subject to paragraph 1 (Introduction) and the other matters set out in this letter and its schedules, we are of the opinion that as at today’s date:

(a)

the Company is a public limited company duly incorporated under English law, noting the Searches revealed no order or resolution for the winding-up of the Company and no notice of the appointment of a receiver or administrator in respect of it or any of its assets; and

(b)

the Shares, when issued and sold as contemplated in the Prospectus Supplement, the Prospectus and any related Prospectus supplement(s), will be duly and validly authorised and issued, fully paid or credited as fully paid and will not be subject to any call for payment of further capital.

3.	EXTENT OF OPINIONS

We express no opinion as to any agreement, instrument or other document other than as specified in this letter or as to any liability to tax or duty which may arise or be suffered as a result of or in connection with the transactions contemplated thereby.

This letter only applies to those facts and circumstances which exist as at today’s date and we assume no obligation or responsibility to update or supplement this letter to reflect any facts or circumstances which may subsequently come to our attention, any changes in laws which may occur after today, or to inform the addressee of any change in circumstances happening after the date of this letter which would alter our opinion.

4.	DISCLOSURE AND RELIANCE

This letter is addressed to you in connection with the Prospectus Supplement. We consent to the filing of this letter as an exhibit to the Company’s Current Report on Form 8-K relating to the Shares, which is incorporated by reference in the Prospectus Supplement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Centessa Pharmaceuticals plc

24 November 2025

Other than for the purpose set out in the prior paragraph, this letter may not be relied upon, or assigned, for any purpose, without our prior written consent, which may be granted or withheld in our discretion.

Yours faithfully

/s/ Goodwin Procter (UK) LLP

Goodwin Procter (UK) LLP

Centessa Pharmaceuticals plc

24 November 2025

SCHEDULE 1

ASSUMPTIONS

The opinions in this letter have been given on the basis of the following assumptions:

(a)

the genuineness of all signatures (including electronic signatures), stamps and seals on all documents, the authenticity and completeness of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as copies;

(b)	that each of the individuals who signs as, or otherwise claims to be, an officer of the Company is the individual whom they claim to be and holds the office they claim to hold;

(c)	the accuracy as to factual matters of each document we have reviewed;

(d)

that, where a document has been examined by us in draft or specimen form, it will be or has been duly executed in the form of that draft or specimen, and that each of the signed documents examined by us has been duly executed and, where applicable, delivered on behalf of the Company;

(e)

that the Articles remain in full force and effect and no alteration has been made or will be made to such articles of association, in each case prior to the date of the allotment and issue of the Shares (the “Allotment Date”);

(f)

on the Allotment Date, the Company will comply with all applicable laws, and will have all necessary corporate and other power, authority and capacity, in order to allot and issue the Shares and the Company will receive such amounts as are necessary to fully pay the nominal value of the Shares and any applicable share premium;

(g)

that all documents, forms and notices which should have been delivered to the Registrar of Companies in respect of the Company have been so delivered, that information revealed by the Searches was complete and accurate in all respects and has not, since the time of the Searches, been altered and that the results of the Searches will remain complete and accurate as at the date of the Prospectus Supplement;

(h)	that the Prospectus Supplement, as finally amended, has become effective under the Securities Act;

(i)	an appropriate prospectus supplement with respect to the Shares has been prepared, delivered and filed in compliance with the Securities Act and the rules and regulations thereunder;

(j)

the Shares will be sold or issued in accordance with a duly authorised, executed and delivered purchase, underwriting or similar agreement as may be required from time to time by Leerink acting as the Company’s sales agent;

(k)

that the Shares when issued will be accurately and properly completed, duly authorised, executed and delivered on behalf of the Company and authenticated, issued and paid for and registered in the register of holders of Shares maintained for this purpose, in accordance with the then operative Articles and all applicable laws (for the avoidance of doubt, as in force at all relevant times);

(l)

that any issuance of securities, or any allotment of Shares, which occurs after the date of this letter is done in accordance with any terms and limits prescribed by the Shareholder Resolutions or such other shareholder resolutions relating to the Company in force at the time of such allotment;

Centessa Pharmaceuticals plc

24 November 2025

(m)

that the contents of the Certificate were true and not misleading when given and remain true and not misleading as at the date of this letter and there is no fact or matter not referred to in the Certificate which could make any of the information in the Certificate inaccurate or misleading;

(n)

that any minutes of the meetings of the Board or the written resolutions of the Board provided to us in connection with the giving of this letter or otherwise contemplated in connection with the matters referred to herein were and/or will be duly passed as resolutions of the Board, all constitutional, statutory and other formalities were and/or will be observed and such resolutions have not been, and will not be, revoked or varied and remain in full force and effect as at the Allotment Date or the date on which the securities (other than Shares) are issued or granted;

(o)

that the resolutions set out in the Shareholder Resolutions were validly passed and have not been and will not be revoked or varied and remain in full force and effect and will remain so as at the Allotment Date or the date on which securities (other than Shares) are issued or granted and that, prior to the Allotment Date or the date on which securities (other than Shares) are issued or granted, the Company has not allotted shares or granted rights to subscribe for, or to convert any security into, shares pursuant to the Shareholder Resolutions which would, when aggregated with the allotment of the Shares in connection with the Offering, result in the directors exceeding the limits set out in the Shareholder Resolutions;

(p)

that if the number of Shares, or other securities capable of being converted into Shares, to be allotted and issued in connection with the Offering, exceeds the limits set out in the Shareholder Resolutions, such new Shares shall be allotted and issued pursuant to an authority and power granted to the directors pursuant to section 551 and section 570 or 571 of the Companies Act 2006 at a general meeting of the Company duly convened and held at which all constitutional, statutory and other formalities will be duly observed, a quorum of shareholders will be present throughout and the relevant resolutions will have been duly passed and will not have been revoked or varied and will remain in full force and effect, and that all filings required to be made with Companies House in connection therewith will have been made within the relevant time limits;

(q)

that in relation to the allotment and issue of the Shares, the Board has acted and will act in the manner required by section 172 of the Companies Act 2006 (Duty to promote the success of the Company), and there has not been and will not be any bad faith, breach of trust, fraud, coercion, duress or undue influence on the part of any of the directors of the Company;

(r)

the directors of the Company, including any pricing committee or other appropriate committee appointed thereby, and appropriate officers of the Company have taken all necessary corporate action to approve the allotment and issue of the Shares and related matters;

(s)

that the directors of the Company acted or will act in accordance with sections 171 to 174 of the UK Companies Act 2006 in approving the resolutions recorded in the Board Resolutions and that all actions to be carried out by the Company are or will be in its commercial interests;

(t)

that there are no facts or circumstances (and no documents, agreements, instruments or correspondence) which are not apparent from the face of the documents listed in paragraph 1.3 or which have not been disclosed to us that may affect the validity or enforceability of the documents listed in paragraph 1.3 or any obligation therein or otherwise affect the opinions expressed in this letter;

(u)

that the Company has not taken any corporate or other action nor have any steps been taken or legal proceedings been started against the Company for the liquidation, winding up, dissolution, reorganisation or bankruptcy of, or for the appointment of a liquidator, receiver, trustee, administrator, administrative receiver or similar officer of, the Company or all or any of its assets (or any analogous proceedings in any jurisdiction) and the Company is not unable to pay its debts as they fall due within

Centessa Pharmaceuticals plc

24 November 2025

the meaning of section 123 of the Insolvency Act 1986, as amended, and will not become unable to pay its debts within the meaning of that section as a result of any of the transactions contemplated herein, is not insolvent and has not been dissolved or declared bankrupt (although the Searches gave no indication that any winding-up, dissolution or administration order or appointment of a receiver, administrator, administrative receiver or similar officer has been made with respect to the Company);

(v)	following the date of this letter and prior to the issue of the Shares, the Company will validly enter into the Sales Agreement (as defined above);

(w)

hat no Shares or rights to subscribe for Shares have been or shall be offered to the public in the United Kingdom in breach of the Financial Services and Markets Act 2000, as amended (“FSMA”) or of any other United Kingdom laws or regulations concerning offers of securities to the public, and no communication has been or shall be made in relation to the Shares in breach of section 21 of FSMA or any other United Kingdom laws or regulations relating to offers or invitations to subscribe for, or to acquire rights to subscribe for or otherwise acquire, shares or other securities; and

(x)

the Company is not, nor will be, engaging in criminal, misleading, deceptive or unconscionable conduct or seeking to conduct any relevant transaction or any associated activity in a manner or for a purpose which might render any transaction contemplated under any corporate approvals or any associated activity illegal, void or voidable.

Centessa Pharmaceuticals plc

24 November 2025

SCHEDULE 2

RESERVATIONS

The opinions in this letter are subject to the following reservations:

(a)

the Searches are not capable of revealing conclusively whether or not a winding-up or administration petition or order has been presented or made, a receiver appointed, a company voluntary arrangement proposed or approved or any other insolvency proceeding commenced, and the available records may not be complete or up-to-date. In particular, the Central Registry of Winding-Up Petitions in England may not contain details of administration applications filed, or appointments recorded in or orders made by, district registries and county courts outside London. Searches at Companies House and at the Central Registry of Winding Up Petitions in England are not capable of revealing whether or not a winding up petition or a petition for the making of an administration order has been presented and, further, notice of a winding up order or resolution, notice of an administration order and notice of the appointment of a receiver may not be filed at Companies House immediately and there may be a delay in the relevant notice appearing on the file of the company concerned. Further, not all security interests are registrable, such security interests have not in fact been registered or such security interests have been created by an individual or an entity which is not registered in England. We have not made enquiries of any District Registry or County Court in England;

(b)

the opinions set out in this letter are subject to: (i) any limitations arising from applicable laws relating to insolvency, bankruptcy, administration, reorganisation, liquidation, moratoria, schemes or analogous circumstances; and (ii) an English court exercising its discretion under section 426 of the Insolvency Act 1986 (co-operation between courts exercising jurisdiction in relation to insolvency) to assist the courts having the corresponding jurisdiction in any part of the United Kingdom or any relevant country or territory;

(c)	if any agreement is entered into for a purpose prohibited by sections 678 and 679 of the Companies Act 2006, it will be void;

(d)	we express no opinion as to matters of fact;

(e)	we express no opinion as to taxation matters;

(f)

save for the matters set out in the Certificate, we have made no enquiries of any individual connected with the Company and have relied entirely on the facts, statements and confirmations contained in the Certificate and we have not undertaken any independent investigation or verification of the matters referred to in the Certificate;

(g)

a certificate, documentation, notification, opinion or the like might be held by the English courts not to be conclusive if it can be shown to have an unreasonable or arbitrary basis or in the event of a manifest error; and

(h)

it should be understood that we have not been responsible for investigating or verifying (i) the accuracy of the facts, including statements of foreign law, or the reasonableness of any statements of opinion, contained in the Prospectus Supplement; or (ii) that no material facts have been omitted from it.